EXHIBIT 5.1

                             GREENBERG TRAURIG, LLP
                                MetLife Building
                           200 Park Avenue, 14th Floor
                               New York, NY 10166

                                                               February 24, 2006

SmarTire Systems Inc.
150-13151 Vanier Place
Richmond, British Columbia, V6V 2J1

Attention:      Jeff Finkelstein

Dear Sir:

            We are acting as counsel to SmarTire Systems Inc., a corporation organized under the laws of the Yukon Territory (the "Company"), in connection with the Registration Statement on Form SB-2 filed on February 24, 2006 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 1,372,813,284 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), which are being registered in connection with the proposed sale of the shares of Common Stock by the selling stockholders listed therein.

            We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

            Based upon the foregoing, we are of the opinion that the 75,188 shares of Common Stock included in the Registration Statement that are presently outstanding are legally issued, fully-paid and non-assessable, and the (i) 850,000,000 shares of Common Stock included in the Registration Statement that are issuable pursuant to the conversion into Common Stock of the Company's 10% convertible debentures, (ii) 62,500,000 shares of Common Stock included in the Registration Statement that are issuable pursuant to the exercise of the warrants issued with the 10% convertible debentures, (iii) 58,988,096 shares of Common Stock included in the Registration Statement that are issuable pursuant to the conversion into Common Stock of the Company's 5% convertible debentures and (iv) 400,000,000 shares of Common Stock included in the Registration Statement that are issuable pursuant to the conversion into Common Stock of the Company's shares of series A convertible preferred stock will, when issued, delivered and paid for in accordance with the terms and conditions of the instruments governing their issuance, be legally issued, fully paid and non-assessable.

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            We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to this firm under the caption
"Legal Matters" in the prospectus forming a part of the Registration Statement.

                                                Very truly yours,


                                                /s/ Greenberg Traurig, LLP

                                                GREENBERG TRAURIG, LLP